CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-40104 on Form S-8 of Dime Community Bancshares, Inc. & Subsidiaries of our report dated June 29, 2009 relating to the statement of net assets available for benefits of The Dime Savings Bank of Williamsburgh 401(k) Plan as of December 31, 2008, appearing in this Annual Report on Form 11-K of The Dime Savings Bank of Williamsburgh 401(k) Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

New York, New York
June 28, 2010